Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Bioceres Crop Solutions Corp. on Form S-8 Amendment No. 1 (File No. 333-266333) of our report dated March 30, 2022, which includes an explanatory paragraph as to Pro Farm Group, Inc.’s (formerly known as Marrone Bio Innovations, Inc.) ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Pro Farm Group, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, appearing in the Annual Report on Form 10-K/A Amendment No. 2 of Pro Farm Group, Inc. for the year ended December 31, 2021. We were dismissed as auditors on July 13, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

San Francisco, CA

November 1, 2022